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                                                                   EXHIBIT 10.37


                              AMENDMENT NO. 1 TO
                             SCP POOL CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN


          The Board of Directors of SCP Pool Corporation has amended Sections
6.3 and 8.1 of the SCP Pool Employee Stock Purchase Plan ("Plan") pursuant to
Section 9.2 of the Plan. Sections 6.3 and 8.1 of the Plan have been replaced to read as follows:

          6.3  Purchase of Stock. On a Purchase Date, the Contribution Account
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of each Participant shall be used to purchase shares of Stock which shall be allocated to each Participant's Stock Account. The maximum number of whole shares of Stock purchased shall be determined by one of the following methods:

          (a) by dividing the Purchase Price into the balance of each of the Participant's Contribution Account and purchasing the nearest whole-share amount of Stock. Any money remaining in a Participant's Contribution Account representing a fractional share shall remain in such Participant's Contribution Account to be used in the next Plan Period along with new contributions in the next Plan Period; provided, however, that if the Participant does not enroll for the next Plan Period, the balance remaining shall be returned to the Participant in cash; or

          (b) by dividing the Purchase Price into the balance of all of the Participants' Contribution Accounts and allocating the purchased shares among the Participants' Share Accounts according to the amount contributed (including fractional share amounts, if any).

Shares of Stock allocated to each Participant's Share Account shall remain uncertificated until such Participant requests the issuance of stock certificates through the procedure set forth under Section 8.1 hereto. Fractional share amounts in a Participant's Share Account shall not be certificated but will remain in a Participant's Stock Account or be exchanged for cash under the circumstances set forth in Section 8.1 hereto. The Plan Administrator shall determined in its discretion whether method (a) or (b) above is applied, and the method chosen shall be applied to all Participants for a given Purchase Date.

          8.1  Issuance of Stock Certificates.  Stock certificates for the
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number of whole shares of Stock in each Participant's Stock Account may be issued to Participants only upon the receipt by the Plan Administrator (or its agent) of a Participant's written request indicating the number of shares of Stock (to a maximum of the number of whole shares of Stock in the Participant's Stock Account) for which the Participant wishes to receive certificates. Such request shall be made on a form at the time prescribed by the Plan Administrator and filed with the Plan Administrator (or its agent). Share certificates may be issued, at the request of the Participant, in the name of the Participant, jointly in the name of the Participant and a member of the Participant's family, or to the Participant as custodian for the Participant's child under the Gift to Minors Act. Share certificates shall be issued to the Participant as soon as practicable after receipt of Participant's request. In addition to any restrictions on transfer set forth in Section 8.3, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any uncertificated shares of Stock allocated to a Participant's Stock Account. Fractional share amounts shall not be certificated and shall remain in a Participant's Stock Account or, if the Participant is withdrawing from the Plan, be exchanged for cash upon the request of the Participant (or legal representative) at a rate determined by the Closing Market Price on the trading day immediately preceding such request.